Exhibit M

                   Frontera Generation Limited Partnership *
                               Statement of Income
                   For the Twelve Months Ended March 31, 2000
                                   (Unaudited)
                                    ($000's)

       Project Earnings                                            $25,481

       Operating Expenses                                          (16,609)

       Other Expenses                                               (2,966)
                                                                  ---------

       Net Income                                                  $ 5,906
                                                                  =========

   * The Frontera Project engaged in commercial operations on a limited basis during Fiscal 1999 and is expected to commence full operation in early 2000.